MANAGEMENT AND MARKETING AGREEMENT

     THIS MANAGEMENT AND MARKETING AGREEMENT is made effective the 11 day of September, 2000 by and between Village at Oakwood L.L.C. of Oklahoma City, OK. (hereinafter referred to as "Owner"), and PrimeLife Management Company, LLC an Oklahoma corporation, Oklahoma City, Oklahoma, (hereinafter referred to as 'Manager").

     WHEREAS, Owner is building a certain assisted living connnunity (hereinafter referred to as "Community") located in Midwest City, Oklahoma, and in Oakwood East Add.

     WHEREAS, Manager is engaged in the business of consulting, developing, managing and marketing retirement housing communities, and

     WHEREAS, Owner desired to engage Manager, by this Agreement, to provide management services to operate the Community:

NOW, THEREFORE, in consideration of the mutual covenants herein contained, Owner hereby engages Manager to perform the duties and to provide the services hereinafter described, and Manager does hereby accept such engagement on the terms and conditions hereinafter set forth.



                                   SECTION ONE


1.1 ControL Owner shall be the holder of all leases, licenses, permits, occupancy agreements, and contracts in connection with the Community. Owner shall at all times exercise control over the assets and the affairs of the Connnunity, and Manager shall perform the duties herein required to be performed by it as Independent Contractor of Owner and with the policies and directives from time to time adopted by Owner. Owner shall, at all times, be responsible for the direction of the Community and for general supervision over activities of Manager, and Manager will be certain that operational philosophies and practices reflect the desired influence of the Owner.

1.2 Financial Requirements. Manager shall prepare recommended operating and capital budgets for the Community for each fiscal year of Community operations during the term of the Agreement. Such budgets will be submitted to Owner at least thirty (30) days before the beginning of the fiscal year, unless instructed otherwise by the Owner. Owner will inform Manager of changes, if any, to the proposed budgets prior to the beginning of the fiscal year. Once all changes have been made, Owner will sign off on the face sheet of the proposed budget indicating its approval. Manager is authorized to operate and manage the Conununity pursuant to the approved budgets, to the extent funds are made available by Owner without further authorization by Owner.
        The accrual method of accounting is hereby adopted, unless instructed otherwise by the Owner in writing. Manager will have the right to negotiate and

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        enter into service contracts for amounts less than $5,000 and for services that have been included in the Owner-approved budget in the name of and for the benefit of the Owner, as required in the ordinary course of business for the operations fo the Community. Contracts in excess of $5,000 or for services that have not been included in the Owner-approved budget require prior written approval of the Owner.

1.3 Reports. Manager shall establish and maintain a comprehensive system of books and records satisfactory to the Owner and/or its Lender.
        All records, books, and accounts of the Community or the Manager's office will be subject to examination by an authorized representative ofthe Owner at all reasonable times. Manager will prepare monthly and annual financial reports detailing the performance of the Community. Such reports shall include, but not be limited to, Balance Sheet, Comparative Statement of Revenues and Expenses (comparing actual and budget for current month and year-to-date), Community Rent Roll for the current month, Occupancy Census Report and a detailed General Ledger reflecting all the current month's activity. Additionally, each month will include an Executive Report providing a detailed narrative of the performance of the Community for the current month. Additional reports and information will be provided as requested by Owner and/or Lender. All reports will be submitted to Owner within fifteen (15) days after the end of the preceding month.

1.4 Ownership of Books and Records. All books and records shall be the property of the Owner. Upon termination ofthis Agreement, all records, books, files, and other similar items shall remain or be delivered to the Owner. It is expressly understood that any proprietary computer software of the Manager will remain the property of the Manager and will be removed upon termination fo this Agreement.

1.5 General Management. Subject to the foregoing, Manager is hereby given general authority to supervise and manage the day-to-day operation of the Community and to perform the specific duties hereinafter set out.


                                    SECTION TWO

                                 MANAGEMENT SERVICES


Management Services to be provided shall include the following specific activities which shall be performed by Manager within the guidelines established by Owner.

2.1 Inventory. Preparation of specifications of quality and quantity of supplies necessary for the continuity of operation

2.2 Operating Qualification. Manager will obtain and/or maintain appropriate Licenses and Permits for the operation of the Community.

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2.3     Maintenance or Qualification.  Manager will provide assistance in qualifying the Community to receive maximum benefits from federal, state, and local agencies, when and if available.

2.4 Personnel. Manager shall interview, hire, train, pay, supervise, and discharge the personnel necessary to be employed in order to properly maintain and operate the Community, including, without limitation, Administrator or Supervisory Personnel. Such personnel shall have proper certification in accordance with governing regulations. Such personnel shall in every instance be deemed employees of Manager and not of Owner, and Owner shall have no right to supervise or direct such employees. All reasonable salaries, wages, and other compensation of personnel employed by Manager hereunder, including so-called fiinge benefits, medical and health insurance, pension plans, social security, payroll taxes, workmen's compensation, insurance, and the like, shall be deemed to be reimbursable expenses of manager. Owner may request Manager from time to time to provide Owner with schedules listing all employees utilized at Community including their number, titles, salary, fringe benefits, and evidence of bonding or coverage under Manager's crime insurance policy.

2.5 Accounting Reports. Manager shall institute adequate procedures and forms for furnishing to Owner monthly operating statements.

2.6 Tax Statements. Manager shall obtain and verify for Owner all tax statements in connection with the Community.

2.7 Standard of Services. Manager shall monitor the quality fo services provided by the Community on a continuing basis and make every effort to maintain the highest level of service possible within budget limitations.

2.8 Prices. Manager shall endeavor to obtain the best pricing possible for goods or services which can reduce expenses of the operation.

2.9 Vendors. Manager shall make available to the Community such supply and equipment Purchasing Contracts that are or may become available which could reduce expenses of operation. Manager shall, subject to limitations in Paragraph 1.2 hereof, enter into such contracts on behalf of in Owner's name.

2.10 Business Systems. Manager shall develop, implement, and supervise business office systems, including accounting, bookkeeping, payroll and the timely payment of all appropriate taxes.

2.11 Marketing Plan and Marketing Supervision. Manager shall prepare a comprehensive marketing plan for the full rent-up of the Community. Said plan shall cover the construction period through fill-up and ongoing operations thereafter. The Community Budget will include the Marketing Budget and all related staffing, advertising and promotional events, The Marketing Plan will include occupancy projections, planned media events, conceptual advertising copy and a method for creating all necessary collateral pieces , including brochures, reservation agreements, rental agreements and other materials generally required in a marketing effort. Manager shall further direct and supervise all marketing staff for the

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        Community.

2.12 Staffing and Operation Systems. Manger shall monitor and supervise staffing levels, materials handling, equipment utilization, scheduling systems, and inventory controls throughout the Community, and on a regular basis, report on the effectiveness of such activities.

2.13 Insurance. Owner is responsible for all insurance needs related to the Community, as these may vary based upon loan requirements and covenants associated with the Community's financing. Manager shall review all insurance policies and make comments tot he Owner based upon Manager's experience and knowledge. All such insurance expense is an expense of the Community. Owner shall carry, at minimum, complete commercial building property package insurance, including, but not linfited to, general liability, professional liability (if applicable), fire and casualty, automobile, rents and business income, loss of rents, business interruption, and boiler and machinery insurance. All Conununity insurance policies will be in the name of the Owner with the Manager listed as additional insureds on all applicable policies.

        Manager shall maintain general liability, professional liability (if applicable) in an amount not less than $1,000,000 single claim, $3,000,000 aggregate limit, and worker's compensation and employee dishonesty insurance naming Owner and Community as additional insureds as evidenced by a certificate of insurance provided to same. Since all personnel are employees fo Manager (see Section 2.4), such insurance will be reimbursed to Manager by the Owner based upon appropriate insurance documentation and invoices.

        NOTE:     Since the Community personnel are employees of Manager,
        Owner's general and professional liability policies cover only the exposure related to owning the commercial building and do not reflect the exposure and risk of the operations of such a community for which the Owner receives economic benefit. Therefore, the need to reimburse Manager for insurance related to the purpose of the facility is required.

2.14 Government Regulation. Manager shall, within financial limits, use its best efforts to cause all things to be done in and about the Community necessary to comply with the requirements of all applicable statutes, ordinances, laws, rules, regulations, or order of any governmental or regulatory body having jurisdiction in the premises, respecting the use of the Community, maintenance, or operation thereof, including federal, state, or local regulation.

2.15 Deposit and Disbursement of Funds. All income or other monies received from the operation of the Community, together with all accounts and all other assets or property generated, created or which shall accrue from the operation fo the Community shall belong to Owner and shall be its property absolutely. Payment of all operating costs, wages, salaries, expenses, and fees incurred or sustained in the operation of the Community is solely the obligation fo Owner, Owner shall designate the depository to be used by Manger in connection with the operation fo the Community. All monies received from the property shall be deposited in a control account accessible only by Owner. A separate account also

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        belonging to Owner bu accessible by Manager shall be used to pay operating expenses. In all events, appropriate accounting safeguards to ensure the integrity of the accounts will be instituted by Owner and complied with by Manager.

2.16 Collection of accounts. Manager shall supervise and direct the collection of all accounts due Owner and shall take all reasonable steps necessary to minimize the amount of bad debts.

2.17 Legal Actions. Manager shall, with prior written approval of Owner, institute in the name and at the expense of Owner, any and all legal actions or proceedings necessary to collect charges, rent or other sums due the Community or to evict or dispossess tenants or other persons unlawfully in possession under any Lease, Rental Agreement, License, or Concessionaire.

2.18 Rates. Manager and Owner recognize the importance of maintaining rates which enable the Community to pay its obligations while minimizing cost to tenants. From time to time, Manager will recommend to Owner, for approval, rate structures which take into account the financial obligations of the Community and the level or rates at other comparable facilities nearby.

2.19 Shortfall or Excess Revenue. Any shortfall in the operations fo the Community shall be funded by Owner on or before the 15th of each month following the month in which such shortfall occurs.

2.20 Indemnification to Owner. Manager shall indemnify, defend and hold the Owner free and harmless from any loss, liability, or cost (including reasonable attorneys' fees) not covered by insurance proceeds that the Owner may sustain, incur, or assume as a result of any claims that may be alleged, made, instituted or maintained against Manager or the Owner, jointly or severally, determined to have resulted from the negligence or willful misconduct of manager, or its agents or employees, in connection with the management or operation of the Community. If Manager is expressly directed by Owner to perform or not perform some duty or action that Manager would have otherwise taken, Manager may request that Owner provide certain indemnities or other assurances that Manager will be relieved of any liability in said performance or non-performance of such duty or action.

2.21 Indemnif'ication to Manager. Owner will indemnify, defend and hold Manager free and harmless from any loss, liability, or cost (including reasonable attorney's fees) not covered by insurance proceeds and that Manager may sustain, incur, or assume as a result of any claims that may be alleged, made, instituted, or maintained against Manager or Owner, jointly or severally, determined to have resulted from the negligence or willful misconduct of the Owner, or its agents (other than Manager) or employees, in connection with the ownership, condition or use of the Community.

2.22 Obligations of Owner. Nothing contained in this Agreement shall be deemed or construed to create a partnership orjoint venture between Owner and Manager or to cause Manager to be responsible in any way for the debts or obligations of Owner or any other party (but

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        nothing contained herein shall affect Manager's responsibility to transmit payments for the account of Owner as provided herein), it being the intention of the parties that only the relationship hereunder is that of Manager and Owner, and Manager will not represent to anyone that its relationship to Owner is other than that set forth herein.



                                  SECTION THREE


3.1 Consulting Fee. Owner shall pay Manager a consulting fee hereunder in an amount equal to

3.2 Management and Marketing Fee. Owner shall pay Manager a management fee hereunder an amount equal to below Such fee shall be paid each month, payable on or before the 10th day of each month for the preceding month. Out-of-pocket expenses shall be reimbursed, but shall not exceed the amount in the approved budget without prior written consent of the owner 1,500. per month or .03% of the Gross per month which ever is greater
3.3 Inadvertent Non-Performance. Manager shall not be deemed to be in violation of this Agreement if it is prevented from performing any of its obligations hereunder for any reason beyond its control, including without limitation, acts of God, fire, the elements, flood, strikes, limitations of Community's financial resources, or statutory regulations or rules ofthe federal, state, or local government or any agency thereof.


                                  SECTION FOUR
                                  MISCELLANEOUS
4.1     Term

        A. The primary Term of this Agreement shall be for a period of Ten (10) years commencing on the date of the closing and funding of the financing for the Community and shall automatically be extended for successive additional terms of one (1) year unless terminated by either party at least ninety
               (90) days prior to the expiration fo the agreement.

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4.2     Notices.  Any notice or other communications by either party shall be in writing and shall be given and deemed to have been given, if either delivered personally or mailed postage prepaid, registered or certified mail addressed as follows:

        To Owner Village at Oakwood LLC, Kendall Aduddell Sr.,Manager
                 10401 N. County Line Rd. Oklahoma city, OK. 73099

        To Manager PrimeLife Management LLC.,Curtis Aduddell, Manager
                   9025 NW Expressway Oklahoma City, OK. 73099

        Either party may designate in writing any new party to whom notices should be mailed.

4.3 Modification and Changes. This Agreement cannot be changed or modified except by other Agreement in writing and duly executed by both parties.

4.4 Manager as Independent Contractor. It is expressly agreed by both parties hereto that Manager is at all times hereunder acting and performing as an Independent Contractor and that no act, commission or omission of either party hereto shall be construed to make or render the other party its agent, joint venturer, or associate, except to the extent specified herein.

4.5 Authority of Manager. Manager represents to Owner that Manager is fully qualified to manage and perform all obligations under this Agreement. Manager further represents that any on-site Director or Supervisory Personnel will have and maintain any required certifications and licensure.

4.6 Construction of Agreement In the event one of more of the provisions contained in the Agreement shall be invalid, illegal, or unenforceable in any respect under applicable law, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be impaired thereby.

4.7 Complete Agreement. This Agreement contains the complete agreement between Owner and Manager, and no verbal agreements or representation not included herein will be binding or enforceable.

4.8 Headings. The headings contained herein are for reference only and are not intended to define, limit, or describe the scope or intent of any provision of the Agreement.

4.9 Governing Law. This Agreement shall be deemed to have been made and shall be construed and interpreted in accordance with the laws of the State of Oklahoma without regard to conflict of law provisions.

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4.10    Successors and Assigns.  This Agreement may not be assigned by
        Manager without prior written consent of Owner.

4.11 Binding Effect This Agreement shall be binding upon and shall inure to the benefit of the respective successors and assigns of the parties hereto.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the 11 day of September, 2000



                                         OWNER
                                         Village at Oakwood LLC.

                                         By: /S/Kendall Aduddell Sr
                                            -------------------------
                                             Kendall Aduddell Sr.
                                         Its:     Manager of LLC.
                                             ------------------------


                                         MANAGER

                                         PrimeLife Management LLC.

                                         By: /S/Curtis Aduddell
                                            -------------------------
                                               Curtis Aduddell
                                         Its:   Manager of LLC.
                                             ------------------------
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